Filed in the Office of
/s/ Ross Miller
ROSS MILLER
Secretary of State
State of Nevada
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684-5708
Website: secretaryofstate.biz

Document Number: 20070254033-26
Filing Date and Time: 4/11/07 12:31 p.m.
Entity Number: E0259002007-2

ARTICLES OF INCORPORATION
(Pursuant to NRS 78)

1.	Name of Corporation: Crater Mountain Resources, Inc.

2.	Resident Agent Name and Street Address: CORP 95 LLC, 2620 Regatta Dr., Suite 102, Las Vegas, Nevada 89128 or 3254B Golden Lantern, Suite 140 Dana Point, CA. 92629

3.	Shares: Number of shares with par value: 15,0000
Par value per share: $.001

4.	Names & Addresses of the Board of Directors:

                                       Roger Renken
2620 Regatta Dr., Suite 102
Las Vegas, NV. 89128

5. Purpose:

6. Name, Address and Signature of Incorporator:

                                                David Deloach
2620 Regatta Drive, Suite 102
Las Vegas, NV. 89128

/s/ David Deloach

7.	Certificate of Acceptance of Appointment of Resident Agent:

I hereby accept appointment as Resident Agent for the above-named corporation.

/s/ Corp 95 LLC by Authorized Signatory

ADDITIONAL PROVISIONS OF THE
ARTICLES OF INCORPORATION

The liability of directors and officers of this corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

This corporation is authorized to provide indemnification of directors, officers and agents to the fullest extent permissible under Nevada law.

Any amendment, repeal or modification of any provision of this Article shall not adversely affect any right or protection of a director, officer or agent of this corporation existing at the time of such amendment, repeal or modification.